Exhibit 23.4
CONSENT OF COUNSEL
     We hereby consent to the reference to this firm under the heading “Validity of the Securities” in the Prospectus constituting part of the Registration Statement on Form S-3 and to the filing of our opinion, dated January 30, 2004, as an exhibit to such Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

/s/ RICHARDS, LAYTON & FINGER, P.A.

Wilmington, Delaware
August 5, 2009